Exhibit 3.1

ARTICLES OF AMENDMENT

OF

VALLEY FINANCIAL CORPORATION

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

1.    The name of the Corporation is Valley Financial Corporation.

2.    The Corporation’s Articles of Incorporation hereby are amended by deleting Article 9 in its entirety.

3.    These Articles of Amendment were duly adopted on March 27, 2014, by the Board of Directors of the Corporation without shareholder approval, because they delete provisions originally adopted by the Board of Directors without shareholder approval fixing the preferences, limitations and rights of preferred stock, pursuant to Article 2 of the Articles of Incorporation and Section 13.1-639 of the Virginia Stock Corporation Act.

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IN WITNESS WHEREOF, Valley Financial Corporation has caused these Articles of Amendment to be signed by Ellis L. Gutshall, its President and Chief Executive Officer, this 31st day of March, 2014.

VALLEY FINANCIAL CORPORATION

By: /s/ Ellis L. Gutshall
Ellis L. Gutshall
President and Chief Executive Officer

SCC ID#: 0424332